Exhibit 10.1

D.R. Horton, Inc.

Performance Unit Award

2008 Performance Unit Plan

[2.75-]Year Performance Unit Award

Dear                         :

You have been granted a Performance Unit Award as of                  , 200X by D.R. Horton, Inc. (the “Company”) of              Bonus Units under the D.R. Horton 2008 Performance Unit Plan (the “Plan”), subject to the terms and conditions of the Plan and this Performance Unit Award (referred to herein as “Award” or “Performance Unit Award”). Bonus Units are defined under the Plan and such Bonus Units are referred to in this Award as “Performance Units”. A copy of the Plan is attached to this Award.

This Award is subject to adjustment and other provisions as set forth on Exhibit A hereto (the “Terms and Conditions”). Depending on the Company’s achievement of the performance goals specified in the Terms and Conditions during the period beginning [January 1, 2008 and ending September 30, 2010] (the “Performance Period”), you shall be entitled to a payment (in the form of cash, equity or a combination of both) equal to the value of your adjusted number of Performance Units as of the last business day of the Performance Period determined under the Terms and Conditions, less deductions for taxes and withholdings required by law, except as otherwise provided herein.

For purposes of the Plan, (a) this Award is an award of Performance-Based Compensation Award that may be settled in cash, equity or a combination of both, and (b) amounts payable hereunder will not bear interest or be entitled to dividends payable on Common Stock. This Award is given to you as part of your compensation, but is neither voluntary nor contributory by you. This Award is subject to the Plan in all respects, and the Compensation Committee will decide on the interpretation of any provision of this Award if there is any ambiguity between the Plan and this Award. The provisions of the Plan are also provisions of this Award, and all terms, provisions and definitions set forth in the Plan are incorporated in this Award and made a part of this Award for all purposes. Capitalized terms used but not defined in this Award will have the meanings assigned to such terms in the Plan.

Exhibit A to Performance Unit Award — Terms and Conditions of Award

1.	Award.

(a) The amount that may be paid to you with respect to the Performance Units shall be based upon the Company’s achievement of the following performance goals (“Performance Goals”) over the Performance Period as determined by the Compensation Committee of the Board of Directors of the Company (or any successor thereto) (the “Committee”): (i) Relative Return on Investment (“ROI”) (as defined in Section 4), and (ii) Relative Net Sales Gains Percentage (“NSG%”) (as defined in Section 4), in accordance with the following matrix:

Relative Return on Investment (“ROI”)
Performance Level Compared to Peer Group	Payout	Performance Percentage
1st Place	Maximum	200%
2nd Place		175%
3rd Place		150%
4th Place		125%
5th Place	Target	100%
6th Place		75%
7th Place		50%
8th Place		25%
9th Place	Minimum	0%
10th Place		0%
11th Place		0%

Relative Net Sales Gains Percentage (“NSG%”)
Performance Level Compared to Peer Group	Payout	Performance Percentage
1st Place	Maximum	200%
2nd Place		175%
3rd Place		150%
4th Place		125%
5th Place	Target	100%
6th Place		75%
7th Place		50%
8th Place		25%
9th Place	Minimum	0%
10th Place		0%
11th Place		0%

(b) After adjustment for forfeitures as provided in Section 2, the number of Performance Units granted to you will be adjusted based on Relative ROI and Relative NSG% (“Performance Percentage”) as provided in this Section. The adjusted number of Performance Units to which you will be entitled shall be equal to the number of Performance Units granted hereunder multiplied by the product of (i) 0.5 and (ii) the sum of the Performance Percentages set forth in Section 1(a) for the level of achievement of each of the performance goals therein (such product the “Adjusted Performance Percentage”). Notwithstanding the foregoing, the maximum number of Performance Units you can earn will be an aggregate of 200% of the original number granted to you, and the minimum number of Performance Units that will be awarded is zero. By way of example, assuming an initial grant of 200,000 Performance Units:

(1)

if the Company reached 1st place in Relative ROI and 3rd place in Relative NSG%, the sum of the Performance Percentages would be 350% (200% plus 150%) and the adjusted number of your Performance Units would be 350,000 ((350% x 0.5) x 200,000 units).

(2)

if Relative ROI reached 3rd place and Relative NSG% reached 5th place, the sum of the Performance Percentages would be 250% (150% plus 100%) and the adjusted number of your Performance Units would be 250,000 ((250% x 0.5) x 200,000 units).

(c) (i) Except as provided in Section 2, the adjusted number of Performance Units, determined as provided in Section 1(b), will be multiplied by the Fair Market Value of the Company’s Common Stock on the last business day of the Performance Period (if payable in cash), or using the number of shares of the Company’s Common Stock (or fully vested Restricted Stock Units for deferred payments), equal to the adjusted number of Performance Units (if payable in equity), and may be further adjusted as provided in Sections 1(c)(iii) and (iv) below. Payment of amounts due under this Award shall be made to you as soon as practicable but no later than 30 days following certification by the Committee as set forth below, unless you timely elect a deferred payment in the manner and within the time frames specified by the Committee and in compliance with Code Section 409A (the “Payout Date”). In the event of your death prior to the Payout Date, any amount payable to you under the Award will be paid to your designated beneficiary or, if none, to your estate. Prior to any payments under this Award, the Committee shall certify in writing, by resolution or otherwise, that the performance goals and any other material terms of the Award were in fact satisfied and the amount to be paid in respect of the Performance Units as a result of the achievement of the performance goals.

(ii) Any amount paid in respect of this Award may be paid in cash, equity or a combination of both. If, after the final value of the Award is determined, the Committee determines to pay a portion of the earned award in equity, the number of shares to be awarded will be determined by dividing the closing price of the Company’s common stock on the day of the certification of the Award by the Committee into the dollar value of that portion of the Award to be paid in equity, provided that the maximum award cannot exceed the limits established under the Plan or the Company’s 2006 Stock Incentive Plan (the “2006 Plan”).

(iii) The Committee shall not increase the amount payable to you to an amount that is higher than the amount payable under the formula described herein. The Committee may take into account normalization related adjustments to the above performance metrics and goals and each of the definitions in Section 4 in order to provide a relevant and consistent comparison to the performance metrics and goals of the Company’s Peer Group. For example, normalization related adjustments to take into account unconsolidated joint ventures, extraordinary items or transactions, asset write-offs, valuation allowances or impairments among the Peer Group.

(iv) Prior to paying the Award, the Committee reserves the discretion to adjust downward the Award depending a variety of factors, including (i) the level of the Company’s consolidated pre-tax income or loss on both an adjusted and non-adjusted basis, (ii) the compensation earned by the participant in comparison to the compensation earned by other Company executives and executives of the Company’s Peer Group, (iii) the participant’s overall compensation, (iv) the participant’s individual performance, and (v) other factors listed in the 2008 Plan.

(d) The Company may cancel and revoke this Award and/or replace it with a revised award at any time if the Company determines, in its good faith judgment, that this Award was granted in error or that this Award contains an error. In the event of such determination by the Company, and written notice thereof to you at your business or home address, all of your rights and all of the Company’s obligations as to any unvested portion of this Award shall immediately terminate. If the Company replaces this Award with a revised award, then you will have all of the benefits conferred under the revised award, effective as of such time as the revised award goes into effect.

2.	Early Termination and Change in Control.

(a) If your employment terminates before the last day of the Performance Period as a result of your voluntary or involuntary termination or retirement, then you shall forfeit as of the date of your termination of employment a number of Performance Units determined by multiplying the number of Performance Units granted to you by a fraction, (x) the numerator of which is the number of whole months following the date of termination to the end of the Performance Period and (y) the denominator of which is thirty-three (33). The resulting number of Performance Units shall be adjusted upward or downward by the applicable Adjusted Performance Percentage based on the Company’s achievement of the Performance Goals as of the end of the Performance Period, and the value of the adjusted number of Performance Units, using the Fair Market Value as of the last day of the Performance Period (if payable in cash), or using the number of shares of the Company’s Common Stock (or fully vested Restricted Stock Units for deferred payments) equal to the adjusted number of Performance Units (if payable in equity), shall be payable on the Payment Date, after being certified by the Committee.

(b) If your employment terminates before the last day of the Performance Period as a result of your death or disability (as determined by the Committee in its sole discretion), or if you are disabled for more than 3 months during the Performance Period (whether or not your employment terminates), then you shall forfeit a number of Performance Units determined by multiplying the number of Performance Units granted to you by a fraction, (x) the numerator of which is the number of whole months following the date of death or Disability to the end of the Performance Period (or, if you returned to employment before the end of the Performance Period, the number of whole months you were on disability), and (y) the denominator of which is thirty-three (33). The resulting number of Performance Units shall be adjusted upward or downward by the applicable Adjusted Performance Percentage based on the Company’s achievement of the Performance Goals as of the end of the Performance Period, and the value of the adjusted number of Performance Units, using the Fair Market Value as of the last day of the Performance Period (if payable in cash), or using the number of shares of the Company’s Common Stock (or fully vested Restricted Stock Units for deferred payments) equal to the adjusted number of Performance Units (if payable in equity), shall be payable on the Payment Date, after being certified by the Committee.

(c) The Committee or its designee shall determine the number of Performance Units forfeited pursuant to the applicable subparagraph of this Section and the amount to be paid to you or your beneficiary in accordance with this Section. Except as provided in Section 2, amounts payable hereunder will be paid on the Payout Date.

(d) If there is a Change in Control (as defined in the Plan) during the Performance Period, you shall be deemed to have achieved the level of performance as determined by the Committee for the Performance Goals for the Performance Period in accordance with the terms of the Plan, with the deemed Adjusted Performance Percentage being multiplied by the number of your Performance Units and the Fair Market Value of the Company’s common stock on the day immediately prior to the Change in Control, and then prorated for the number of months in the Performance Period up to the Change in Control over 33 months, as more fully set forth in the Plan. Payments of the amount due to you under this Award shall be made to you as soon as administratively practicable following the Change in Control, but in no event later than 60 days following the end of the calendar year in which such Change in Control occurs.

(e) If you are terminated for cause, as determined by the Committee, you shall immediately forfeit all Performance Units.

3.	Miscellaneous.

(a) You understand and acknowledge that you are one of a limited number of employees of the Company who have been selected to receive Performance Awards and that this grant is considered confidential information. You hereby covenant and agree not to disclose the award to you of this Award to any other person except (i) your immediate family and legal or financial advisors who agree to maintain the confidentiality of this Award, (ii) as required in connection with the administration of this Award and the Plan as it relates to this Award or under applicable law, or (iii) to the extent the terms of this Award had been publicly disclosed by the Company.

(b) The Company shall be entitled to make all lawful deductions from any payment it is required to make to you under this Award in respective applicable federal, state, local or employment taxes, Social Security and Medicare.

(c) The authority to manage and control the operation and administration of this Award shall be vested in the Committee, and the Committee shall have all powers with respect to this Award as it has with respect to the Plan. Any interpretation of this Award by the Committee and any decision made by it with respect to this Award shall be final and binding on all persons.

(d) This Award and any deferral elections hereunder shall be construed and interpreted to comply with or be exempt from Section 409A of the Code. The Company reserves the right, without your prior consent, to modify or amend this Award to the extent it reasonably determines is necessary in order to (i) preserve the intended tax consequences of the Performance Units in light of Section 409A of the Code and any regulations or other guidance promulgated thereunder, or (ii) correct, with the consent of the Committee, unintentional design errors. In addition, the Committee reserves the right, without your prior consent, to reduce the amount payable under this Award to the extent it deems necessary taking into account competitive performance and other factors. Such modifications or amendments may limit or eliminate certain rights otherwise available to you under the Plan or this Award. Neither the Company nor members of the Committee shall be liable for any determination or action taken or made with respect to this Award or the Performance Units granted hereunder.

(e) Neither this Award nor your rights hereunder shall be transferable during your life other than by will, pursuant to the applicable laws of descent and distribution or as provided in your beneficiary designation form, unless otherwise provided in the Plan. None of your rights or privileges in connection with this Award shall be transferred, assigned, pledged or hypothecated by you or by any other person in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, this Award shall automatically be terminated and shall thereafter be null and void.

(f) Nothing in this Award shall confer upon you any right to continued employment with the Company or any of its subsidiaries, or to interfere in any way with the right of the Company to terminate your employment relationship with the Company or any of its subsidiaries at any time.

(g) If any term or provision of this Award shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, you and the Company intend for any court construing this Award to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as not to affect any other term or provision hereof, and the remainder of this Award, or the application of such term or provision to persons or circumstances other than those as to which it has held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Award shall be valid and enforced to the fullest extent permitted by law.

(h) The Company’s obligation under the Plan and this Award is an unsecured and unfunded promise to pay benefits that may be earned in the future. The Company shall have no obligation to set aside, earmark or invest any fund or money with which to pay its obligations under this Award. You or any successor in interest shall be and remain a general creditor of the Company in the same manner as any other creditor having a general claim from matured and unpaid compensation.

(i) This Award shall not entitle the holder to any dividends, rights upon liquidation, voting rights or other rights of stockholders of the Company.

4.	Definitions and Rules of Construction.

(a)	Definitions. The following terms have the meanings set forth below:

“Annual Net Sales” for a period of four consecutive quarters means the sum of quarterly domestic (U.S.) net sales of homes (i.e., gross number of home sales contracts less cancellations, determined in number of units) during the four quarters of the Company’s fiscal year (provided that for the fiscal year ending September 30, 2008, the three consecutive quarters ending September 30, 2008 shall be used).

“Annual Pre-Tax Income” for a period of four consecutive quarters means the sum of quarterly income (loss) before income taxes during the four quarters of the Company’s fiscal year (provided that for the fiscal year ending September 30, 2008, the three consecutive quarters ending September 30, 2008 shall be used).

“Annual Return on Investment” or “Annual ROI” for a period of four consecutive quarters means the Annual Pre-Tax Income for the four quarters of the Company’s fiscal year divided by the Annual Total Assets for the four quarters of the Company’s fiscal year (provided that for the fiscal year ending September 30, 2008, the three consecutive quarters ending September 30, 2008 shall be used).

“Annual Total Assets” for a period of four consecutive quarters of the Company’s fiscal year means the sum of the beginning balance of total inventories, excluding land inventory not owned, as of the end of the quarter immediately preceding the first quarter and as of the end of each of the four quarters of the Company’s fiscal year (provided that for the fiscal year ending September 30, 2008, the balance as of December 31, 2007 shall be summed with the balances as of the end of each of the three consecutive quarters ended September 30, 2008 shall be used).

“Baseline Net Sales” for a period of four consecutive quarters ending December 31, 2007 means the sum of quarterly domestic (U.S.) net sales of homes (i.e., gross number of home sales contracts less cancellations in units) during the four quarters.

“Code” means the Internal Revenue Code of 1986, as amended, and the rulings, regulations and other guidance thereunder.

“Peer Group” means, in addition to the Company, Beazer Homes USA, Centex Corporation, Hovnanian Enterprises, KB Home, Lennar Corporation, M.D.C. Holdings, Pulte Homes, Ryland Group, Standard Pacific and Toll Brothers.

“Performance Period” means the 2.75 year period (11 quarters) beginning January 1, 2008 and ending September 30, 2010. In comparing results of the Company with the performance of the other companies in the Peer Group, there shall be used the fiscal quarter that corresponds to the same fiscal quarter of the Company, or if there is not a comparable period, then the fiscal quarter ending most closely before a fiscal quarter of the Company and, in the case of fiscal year computations, there shall be used the four fiscal quarters ending at or most closely preceding the fiscal year of the Company; provided that the performance metrics will be compared to those of the Company’s Peer Group based on publicly available information of the Peer Group at September 30, 2008, 2009 and 2010, as applicable.

“Performance Period Return on Investment” or “Performance Period ROI” means the sum of (1) the Annual ROI for the three consecutive quarters ending September 30, 2008, (2) the Annual ROI for the four consecutive quarters ending September 30, 2009, and (3) the Annual ROI for the four consecutive quarters ending September 30, 2010.

“Performance Period Net Sales Percentage” or “Performance Period NS%” means the sum of the (1) the Annual Net Sales for the three consecutive quarters ending September 30, 2008, (2) the Annual Net Sales for the four consecutive quarters ending September 30, 2009, and (3) the Annual Net Sales for the four consecutive quarters ending September 30, 2010 divided by the Baseline Net Sales.

“Relative Net Sales Gains Percentage” or “Relative NSG%” means the Performance Period Net Sales Percentage of the Company, compared to the other members of the Peer Group, as determined in good faith by the Committee.

“Relative Return on Investment” or “Relative ROI” means the Performance Period ROI of the Company, compared to the other members of the Peer Group, as determined in good faith by the Committee.

“Retirement” has the meaning set forth in the Plan or in a manner consistent with the Company’s other incentive plans or such date as the Committee shall approve.

(b)	Rules of Construction. All references to Sections refer to sections in this Award. The titles to sections of this Award are for convenience of reference only and, in the case of conflict, the text of this Award, rather than the titles, shall control.